Exhibit 99.1

DallasNews Corporation Announces Third Quarter 2022 Financial Results

DALLAS –  DallasNews Corporation (Nasdaq: DALN) today reported a  third quarter 2022 net loss of $2.6 million, or $(0.48) per share, and an operating loss of $2.3 million.  In the third quarter of 2021,  the Company reported net income  of  $1.6 million, or $0.30 per share, and an operating loss of $2.6 million. Third quarter 2021 net income included a tax benefit of $2.4 million primarily related to the release of a non-cash uncertain tax reserve whereby the federal statute of limitations lapsed.

For the third quarter of 2022, on a non-GAAP basis, DallasNews reported an operating loss adjusted for certain items (“adjusted operating loss”)  of $1.6 million, a $0.4 million greater loss when compared to an adjusted operating loss of $1.2 million reported for the third quarter of 2021. The decrease is primarily due to a decline in total revenue of $0.6 million and an expense increase of $0.7 million in newsprint, partially offset by improvements of $0.6 million in employee compensation and benefits expense and $0.7 million in distribution expense.

On July 29, 2022, the Company received cash proceeds of $22.5 million from the collection of the Charter DMN Holdings, LP note receivable and interest, related to the sale of the Company’s former headquarters. In the third quarter, the Company made a board approved voluntary pension contribution of $5.0 million and paid a special dividend of $1.50 per share, returning $8.0 million to shareholders.

Grant Moise, Chief Executive Officer, said, “I am pleased with the steady progress the team is making as we seek to build a sustainably profitable digital business here in North Texas. While we have seen short-term inflationary pressure in some areas of our business, we are finding innovative ways to overcome it.”

DallasNews Corporation Announces Third Quarter 2022 Financial Results

October 25, 2022

Third Quarter Results

Total revenue was $37.7 million in the third quarter of 2022,  a decrease of $0.6 million or 1.6 percent when compared to the third quarter of 2021.

Revenue from advertising and marketing services, including print and digital revenues, was $17.5 million in the  third quarter of 2022,  a decrease of $0.6 million or 3.2 percent when compared to the $18.1 million reported for the third quarter of 2021. Digital advertising and marketing services revenue declined $0.4 million or 6.0 percent and print advertising revenue declined $0.2 million or 1.5 percent.

Circulation revenue was $16.2 million in the third quarter of 2022,  an  increase of less than $0.1 million when compared to the $16.2 million reported for the third quarter of 2021.  Digital-only subscription revenue increased $1.0 million or 39.6 percent,  partially offset by a print circulation decline of $0.9 million or 6.7 percent.

Printing, distribution and other revenue decreased $0.1 million, or 3.0 percent, to $3.9 million, primarily due to a  slight reduction in revenue from mailed advertisements for business customers.

Total consolidated operating expense in the third quarter of 2022, on a GAAP basis, was $40.0 million, an improvement of $0.9 million or 2.2 percent compared to the third quarter of 2021. The improvement is primarily due to savings of $0.7 million in employee compensation and benefits expense and $0.7 million in distribution expense, partially offset by an increase of $0.7 million in newsprint expense.

In the third quarter of 2022, on a non-GAAP basis, adjusted operating expense was  $44.8 million, an improvement of $1.4 million or 3.1 percent when compared to $46.2 million of adjusted operating expense in the third quarter of 2021.

As of September 30,  2022,  the Company had 668 employees, a decrease of 4 full-time equivalents when compared to the prior year period. Cash and cash equivalents were $33.0 million and the Company had no debt.

DallasNews Corporation Announces Third Quarter 2022 Financial Results

October 25, 2022

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating loss, total net operating revenue to adjusted operating revenue, and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

DallasNews Corporation Announces Third Quarter 2022 Financial Results

October 25, 2022

Financial Results Conference Call

DallasNews Corporation will conduct a conference call on Wednesday,  October 26, 2022, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at investor.dallasnewscorporation.com/events.  An archive of the webcast will be available at dallasnewscorporation.com in the Investor Relations section.

To access the listen-only conference call, dial 1-877-336-4441 and enter the following access code when prompted: 7099740.  A replay line will be available at 1-866-207-1041 from 12:00 p.m. CDT on October 26,  2022 until 11:59 p.m. CDT on November 1, 2022.  The access code for the replay is 3178965.

DallasNews Corporation Announces Third Quarter 2022 Financial Results

October 25, 2022

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with a strong journalistic reputation, intense regional focus and close community ties. Medium Giant is a media and marketing agency of divergent thinkers who devise strategies that deepen connections, expand influence, and scale success for clients nationwide. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s business outlook or future economic performance, revenues, expenses, cash balance and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “believe,” “could,” “estimate,” “intend,” “expect,” “may,” “project,” “plan,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; cybersecurity incidents; technological obsolescence; and the current and future impacts of the COVID-19 pandemic. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters or that our financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

DallasNews Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except share and per share amounts (unaudited)	2022	2021	2022	2021
Net Operating Revenue:
Advertising and marketing services	$17,525	$18,101	$51,246	$53,471
Circulation	16,230	16,157	48,576	48,272
Printing, distribution and other	3,933	4,053	11,726	12,051
Total net operating revenue	37,688	38,311	111,548	113,794
Operating Costs and Expense:
Employee compensation and benefits	16,428	17,131	49,642	53,194
Other production, distribution and operating costs	19,691	20,041	58,665	59,282
Newsprint, ink and other supplies	3,161	2,439	8,059	7,158
Depreciation	699	1,018	2,127	3,127
Amortization	—	—	—	64
Loss on sale/disposal of assets, net	—	30	—	29
Asset impairments	—	232	102	232
Total operating costs and expense	39,979	40,891	118,595	123,086
Operating loss	(2,291)	(2,580)	(7,047)	(9,292)
Other income (loss), net	(94)	1,827	(48)	4,694
Loss Before Income Taxes	(2,385)	(753)	(7,095)	(4,598)
Income tax provision (benefit)	201	(2,384)	550	(1,982)
Net Income (Loss)	$(2,586)	$1,631	$(7,645)	$(2,616)

Per Share Basis (1)
Net income (loss)
Basic	$(0.48)	$0.30	$(1.43)	$(0.49)
Number of common shares used in the per share calculation:
Basic	5,352,490	5,352,490	5,352,490	5,352,490

(1)

The Company’s Series A and Series B common stock equally share in the distributed and undistributed earnings. There were no options or RSUs outstanding as of September 30, 2022 and 2021, that would result in dilution of shares or the calculation of EPS under the two-class method as prescribed under ASC 260 – Earnings Per Share.

DallasNews Corporation and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
In thousands (unaudited)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$33,031	$32,439
Accounts receivable, net	13,256	16,012
Notes receivable	—	22,400
Other current assets	5,558	5,677
Total current assets	51,845	76,528
Property, plant and equipment, net	7,810	8,822
Operating lease right-of-use assets	15,449	17,648
Deferred income taxes, net	186	257
Other assets	2,096	2,197
Total assets	$77,386	$105,452
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,623	$7,821
Accrued compensation and other current liabilities	10,819	9,505
Contract liabilities	9,389	10,592
Total current liabilities	24,831	27,918
Long-term pension liabilities	9,546	14,275
Long-term operating lease liabilities	16,815	19,181
Other liabilities	1,469	1,501
Total liabilities	52,661	62,875
Total shareholders' equity	24,725	42,577
Total liabilities and shareholders’ equity	$77,386	$105,452

DallasNews Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2022	2021	2022	2021
Total net operating revenue	$37,688	$38,311	$111,548	$113,794
Total operating costs and expense	39,979	40,891	118,595	123,086
Operating Loss	$(2,291)	$(2,580)	$(7,047)	$(9,292)

Total net operating revenue	$37,688	$38,311	$111,548	$113,794
Addback:
Advertising contra revenue	5,350	6,596	16,460	18,908
Circulation contra revenue	113	106	273	296
Adjusted Operating Revenue	$43,151	$45,013	$128,281	$132,998

Total operating costs and expense	$39,979	$40,891	$118,595	$123,086
Addback:
Advertising contra expense	5,350	6,596	16,460	18,908
Circulation contra expense	113	106	273	296
Less:
Depreciation	699	1,018	2,127	3,127
Amortization	—	—	—	64
Severance expense	(19)	115	541	1,721
Loss on sale/disposal of assets, net	—	30	—	29
Asset impairments	—	232	102	232
Adjusted Operating Expense	$44,762	$46,198	$132,558	$137,117

Adjusted operating revenue	$43,151	$45,013	$128,281	$132,998
Adjusted operating expense	44,762	46,198	132,558	137,117
Adjusted Operating Loss	$(1,611)	$(1,185)	$(4,277)	$(4,119)

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, amortization, severance expense, (gain) loss on sale/disposal of assets, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Advertising contra represents agency fees related to digital advertising and marketing services. Circulation contra represents revenue recorded for the grace period of expired home delivery subscriptions. These adjustments have no effect on adjusted operating income (loss).

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.